Exhibit 99.1

Misonix Reports Receipt of Deficiency Letter from The Nasdaq Stock Market LLC

For Immediate Release

Corporate Contact	Investor Contact
Misonix Contact	Joe Diaz
Richard Zaremba	Lytham Partners
631-694-9555	602-889-9700
invest@misonix.com	info@misonix.com

FARMINGDALE, NY – September 16, 2016 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, neurosurgery, wound debridement, skull based surgery, laparoscopic surgery and other surgical applications, announced that it received a deficiency letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company, as a result of not filing its Annual Report on Form 10-K (“10-K”) on September 13, 2016 and disclosing that the Company likely will not be able to file the 10-K within the 15-day extension period provided in Rule 12b-25(b) under the Securities Exchange Act of 1934, as amended, was not in compliance with Listing Rule 5250(c)(1) of the Nasdaq Listing Rules (the “Rules”) for continued listing. Under the Rules, the Company has until November 14, 2016 to submit a plan to Nasdaq to regain compliance and if Nasdaq accepts such plan, Nasdaq can grant an exception until March 13, 2017 to regain compliance. If Nasdaq does not accept the Company’s plan, the Company has the opportunity to appeal such decision to a Nasdaq Hearings Panel. At this time, this notification has no effect on the listing of the Company’s common stock on The Nasdaq Global Market. The Company will submit a plan to regain compliance to Nasdaq as soon as practicable.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used in spine surgery, neurosurgery, orthopedic surgery, wound debridement, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, the completion of the investigation related to identified deficiencies in internal control over financial reporting, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

# # #